Exhibit 99

PPG Industries, Inc.

One PPG Place

Pittsburgh, Pa. 15272 USA

www.ppg.com

News	Contact: Jeff Worden

412-434-3046

Investors:

Douglas B. Atkinson

412-434-2120

PPG directors raise dividend, announce

resumption of repurchase program

PITTSBURGH, April 15, 2004 — The board of directors of PPG Industries today raised the quarterly dividend on the company’s common stock to 45 cents from 44 cents a share, payable June 11 to shareholders of record May 10.

“This illustrates our confidence in PPG’s potential for growth and its ability to generate strong cash returns on a continuous basis,” said Raymond W. LeBoeuf, chairman and chief executive officer.

PPG’s dividend was last increased, by 1 cent, with the December 2003 payment. With the increase announced today, PPG has raised shareholder payments for 33 consecutive years. PPG has paid dividends without interruption since 1899.

In addition, PPG announced today the company plans to purchase up to $100 million of stock by year end, under a previously authorized 10-million share repurchase program. From 1994 through 1997, PPG repurchased more than 36 million shares for slightly less than $2 billion.

PPG’s board also approved cash contributions of up to $200 million to fully fund the company’s pension plans by year end.